EXHIBIT 10.84

BUSINESS LEASE

Lease made this 2nd day of June 2008 between Ft. Lauderdale Business Plaza Associates ("LESSOR") with an address at 2005 W. Cypress Creek Road Suite 202, Ft. Lauderdale, Fl 33309 and Imaging Diagnostic Systems ,Inc a Fl. Corp. ("LESSEE") with an address at 5307 NW 35th Terrace Ft Lauderdale Fl. 33309 The Lessor for, and in consideration of the rent herein reserved to be paid by Lessee, and for and in consideration of the covenants to be kept and performed by Lessee, does hereby lease, let and demise unto the Lessee, the following described property (the “Premises”), more particularly set forth on Exhibit “A” attached hereto:

1.           Acceptance.  Lessee, in consideration of the demise of the Premises by Lessor, and for the further consideration herein, has rented, leased and hired, and does hereby rent, lease and hire the Premises from Lessor on the terms and in the condition they are in at the beginning of this Lease and agrees to maintain said Premises in the same condition, order and repair as they are at the commencement of said term, excepting only reasonable wear and tear arising from the use thereof under this agreement, and to make good to said Lessor immediately upon demand, any damage to water apparatus, or electric lights or any fixture, appliances or appurtenances of said Premises, or of any person or person in the employ or under the control of the Lessee.

2.           Term.

a.           The primary term of this Lease shall be for    Sixty One    (61) months, commencing on the 1st day of September, 2008, and terminating on the 30th day of September, 2013.  Lessee must notify Lessor in writing, certified mail, return receipt requested, postage prepaid, no later than 180 days before expiration of this Lease, of its intentions to exercise its option to renew this Lease.   If Lessee fails to so notify Lessor, or to successfully negotiate a new Lease, Lessor shall have the authority and right to rent the Premises, and the Lessee shall vacate the Premises immediately on the last day of this Lease.

b.           Lessee shall have the right, on no less than 180 days written notice received by Lessor prior to the initial Lease term expiration, or renewal term if applicable, to renew this Lease for one additional period of Three (3) years, upon the same terms and conditions as said Lease except the Base Rent (as hereinafter defined) shall be computed by taking the annual BASE RENT of the last year of the previous term, and increasing it by the method outlined in Paragraph 3 below, for each year thereafter.  Said renewal option shall only apply if the Lessee is not and has never been in default under any of the terms and conditions of this Lease.

3.           Rent.  Lessee shall pay to Lessor, annual base rent (the “Base Rent”) of $78,960.00 in equal monthly installments of $6,580.00 plus Florida sales tax in advance, on the first day of each month commencing on the date Lessor delivers possession of the Premises to Lessee [and completes Lessor’s work as set forth on Exhibit “B” attached hereto.]  The Base Rent provided for this section shall be subject to an annual increase every twelve (12) months beginning with the first (1st) day of August, 2009 and each year thereafter, by 3.5% over the prior Lease year, as set forth on Exhibit “C” attached hereto and made a part hereof.  Lessee shall pay all Rent, without demand, deduction or set off, to Lessor at the place specified for notice in Section 36 below.  Lessee also shall pay a late charge ("Late Charge") equal to five percent (5%) of the amount of any delinquent installment of Rent as an administrative fee with each payment of Rent not paid within ten (10) days after same is due hereunder.  The provisions herein for a Late Charge shall not be construed to extend the date for payment of any sums required to be paid by Lessee hereunder or to relieve Lessee of its obligations to pay all such items at the time or times herein stipulated.

4.           Additional Rent.  The Lessee agrees to pay to the Lessor, as additional rent, the Lessee's pro rata share, as  defined in Section 7 (b), of the real estate taxes levied against the land and the building of which the Premises are a part for each calendar year of the term of this Lease and any renewal thereof.  The Lessee's pro rata share of the real estate tax shall amount to the proportion of the entire tax hereinabove described which the gross rented area of the Premises bears to the gross area of all rentable space in the building of which the Premises are a part (the “Building”).  The Lessee’s pro rata share as of the date hereof is 20%.  The term "Rent" as used in this Lease, shall include the Base Rent, and all other items, costs and expenses identified herein as "Additional Rent", together with all other amounts payable by Lessee to Lessor under this Lease. “Lessee’s pro-rata share of the real estate taxes is included in Lessee’s pro-rata share of the common area maintenance expenses defined in Article 7b.”

5.           Use and Occupancy.   Lessee shall use and occupy the Premises for Office/Medical equipment manufacture, assembly and distribution (to the extent permitted under applicable law) and for any other purpose permitted under applicable law, but for no other purpose and shall promptly execute and comply with all statutes, ordinances, rules, orders, regulations and requirements of the federal, state and city government and of any and all their  departments and bureaus applicable to the Premises.

6.           Assignment and Subletting.   Lessee shall not assign, sell, mortgage, pledge, or in any manner transfer this Lease, or any interest therein, or sublet the Premises, or any part or part thereof, without the prior written consent of the Lessor, which consent may be unreasonably withheld, delayed, or refused, at Lessor’s sole option.   Any attempt at assignment, sale, mortgage, pledge, transfer or sublease without the aforesaid consent shall be deemed null and void.  If Lessee is a corporation, the transfer of more than fifty percent (50%) of the stock or assets of the corporation shall be deemed to be an attempted transfer or assignment of this Lease.  If Lessee is a partnership, a transfer of an interest in the partnership in excess of fifty percent (50%) thereof, shall be deemed to be an attempted transfer of assignment of this Lease.  If Lessor shall consent to any assignment or subletting, the assignee/sublessee shall assume all obligations of Lessee hereunder and neither Lessee nor any assignee/sublessee shall be relieved of any liability hereunder in the performance of any of the terms, covenants and conditions hereof.  In the event Lessee shall request the consent of Lessor to any assignment or subletting of this Lease, Lessee shall pay, as Additional Rent, all of Lessor's administrative costs, overhead, reasonable attorneys' fees and processing costs incurred by Lessor in connection therewith regardless of whether or not Lessor consents to any such assignment or subletting.

7.           Additional Payments.

a.           Lessee shall pay for all occupational licenses and other licenses necessary in the operation of its business, all sales and use taxes resulting from the business conducted on the Premises, and all personal property taxes assessed against the personalty situate thereon.  Lessee shall not be liable for any transfer, change in ownership, or inheritance, taxes, charges, or levies applicable to Lessor.

b.           Lessee shall pay a share, in the proportion that its Premises bear to the total leased area within the Building, all common area maintenance expenses including, but not limited to, water, sewer, electric, garbage and trash pick up, janitorial service, management costs related to the Building (management fees shall be limited to 3% of the annual Base Rent), real estate taxes assessed against the Building and the land thereunder and surrounding the Building, and Building insurance. [Any capital improvements made to the subject Premises shall not be included in the common area expenses.]  Lessee’s proportionate share as of the date hereof, which shall be paid each and every month of this Lease, is twenty percent (20%).  Lessor agrees to provide an accounting yearly for common area maintenance expenses and any other adjustments thereof shall be made within thirty (30) days of delivery of said accounting.

8.           Insurance.   At Lessee’s expense, Lessee will provide on or before commencement of this Lease, liability insurance for bodily injury and property damage to protect both Lessor and Lessee against damage, costs and attorney’s fees arising out of accidents of any kind occurring on or about the Premises.  Said insurance will have liability limits of not less than five hundred thousand dollars ($500,000) for the injury or death of one person, five hundred thousand dollars ($500,000) for the injury or death of more than one person, and five hundred thousand dollars ($500,000) for property damage, or else a combined single limit liability coverage in the amount of not less than one million dollars ($1,000,000).  The above coverages must be maintained in force at all times.  All of the liability insurance shall be issued in the name of Lessor and Lessee In the event of payment of any loss covered by such policy, Lessor shall be paid first by the insurance company for its loss.  Lessor shall receive certificates of all Lessee’s insurance policies, which shall identify the Premises, and the name of the Lessor.  Lessee shall also provide Lessor evidence that premiums have been paid.  Such insurance shall contain endorsements providing that insurance shall not be subject to cancellation or termination except upon ten (10) days prior written notice to Lessor by the insurance company.  It is expressly agreed that Lessee will save, indemnify and hold harmless Lessor from any and all damages, losses, expenses (including without limitation, attorneys’ fees, whether or not suit is brought) that may arise as a result of the occupancy of the Premises by Lessee. Lessor and Lessee agree to waive any and all subrogation rights, which they may have against the other.

Lessee will not use the Premises for any purpose which may increase the base rate of fire, extended coverage and liability insurance.  In the event the standard base rates cannot be obtained by reason of the Lessee’s use of the Premises, then and in that event the Lessee shall forthwith upon notice, either desist from said unacceptable use and/or pay such additional insurance premiums.

9.           Lessee Improvements. [Except for interior, non-structural work,] neither Lessee nor its agents, contractors or employees shall perform any construction work, including but not limited to, additions, alterations or any initial partition or installation work in the Premises, without the prior written approval of Lessor, which approval shall not be unreasonably withheld or delayed.  If such approval is given by Lessor, Lessee or Lessee’s contractors shall obtain workmen’s compensation, public liability insurance and property damage insurance, all in amounts and with companies and on forms satisfactory to Lessor.  Before proceeding with the improvements, certificates of insurance and all necessary government permits shall be furnished to Lessor.

Lessor, unless grossly negligent, shall not be liable for any injury, loss or damage which may occur to any of Lessee’s improvements, including but not limited to decorations or installations, made prior to or subsequent to, the commencement of the term of this Lease.

All additions, alterations, or other improvements made by Lessee (except only store and office furniture, trade fixtures and fixtures which shall be readily moveable without injury to the Premises), shall be and remain a part of the Premises at the expiration of this Lease except that, at the option of Lessor, Lessor may require that all such additions, alterations, partitions, and all the like be removed by Lessee at Lessee’s sole cost and expense, at the expiration of the Lease and that the Premises be returned to Lessor in the original condition, normal wear and tear excepted.

10.           Damage and Loss.  In the event the Premises are destroyed by fire or other casualty, whereby Lessee can no longer reasonably transact its business in its usual fashion, Lessor shall have the option to render the Premises tenantable by repair within one hundred twenty (120) days therefrom and shall commence the repair process within thirty (30) days from the date of casualty.  If either of the time frames are not adhered to by the Lessor , the Lessee may cancel this Lease by notice in writing to Lessor within ten (10) days of expiration of the time frame which was not adhered to by Lessor, whereupon rent shall be paid only to the date of such cancellation.  Under no circumstances shall Lessor be responsible to Lessee for any damage occasioned by the inability of Lessee to use the Premises during any period that the same shall be destroyed or damaged or injured by fire or other casualty.  The rent payable by Lessee shall abate in proportion to the degree the Premises are untenantable during the period of repair due to fire or other casualty.

Lessor, unless grossly negligent, or in default under the terms of this Lease will not be liable or responsible for any damage or loss, either to person or property, sustained by Lessee or other persons due to the Building or any part thereof becoming defective or out of repair, due to any accident in or about the Premises, or due to the act or neglect of any Lessee or occupant of the building.  This provision shall apply particularly, but not exclusively, to damage or loss to Lessee’s merchandise, equipment, inventory, fixtures or by water, roof leakage, air conditioning failure, odors, bursting or leaking of pipes or plumbing, wind, rain, hurricane, acts of God or other casualties, or caused by any defect, latent or otherwise, in any structure, equipment, pipes, wires or otherwise, comprising all or part of the Premises or the Building, and shall apply equally whether such damage is caused by the act or neglect of other tenants, occupants of the above mentioned, or by any other thing or circumstance whether of a like or wholly different nature.  If such damage is caused by the act or neglect of Lessee, Lessor may, at its option, repair such damage whether caused to the Building or tenants thereof, and Lessee agrees to reimburse Lessor for the cost of such repair.  All personal property upon the Premises shall be at the risk of Lessee, and Lessor shall not be liable for any damage thereto or theft thereof.  Lessee shall not be liable for damages or repairs resulting from the stoppage or interruption of water, light, heat, air conditioning, janitor or elevator service, caused by riot, strike, accident or any cause over which Lessor has no control, nor shall Lessor be liable for any act or neglect of janitors or other employees not authorized by Lessor, nor shall any such failure, delay or default of janitors or employees by construed or considered as an actual or constructive eviction of Lessee, nor shall it in any way operate to release Lessee from performance of covenants herein agreed to be performed by Lessee.

11.           Indemnification.   Both parties shall indemnify and save harmless the other from and against any and all claims, demands, suits, actions, damages, liability and expense, including attorney’s fees, for in connection with any accident, injury or damage whatsoever caused to any person or property arising, directly or indirectly, or occurring in, on or about the Premises or any part thereof, on the sidewalks adjoining the same and any common areas and facilities within or appurtenant to the Premises arising directly or indirectly from any act or omission of the negligent party, its agents, contractors, employees, servants, invitees or licensees.  Lessee or Lessor, as the case may be, shall, within thirty (30) days thereof, give notice in writing to the other of any fall or other accident occurring in or around the Premises or in the Building, or of any defect therein or in any fixtures or equipment thereon.  The comprehensive general liability insurance coverage maintained by Lessee pursuant to this Lease shall specifically insure the contractual obligations of Lessee as said forth in this paragraph.

12.           Maintenance.  Lessee shall commit no act of waste and shall take good care of the Premises and the fixtures and appurtenances therein, and shall, in the use and occupancy of the Premises, conform to all laws, orders and regulations of all government agencies and departments having jurisdiction.  Lessee shall maintain all of the interior electrical fixtures, air conditioning, plumbing, plumbing fixtures, exhaust fans, concrete floors, carpeting, tile, entry and overhead garage doors, locks, interior paint and sewer stoppages.  All of the aforesaid items shall apply regardless of ownership.  Lessee shall be solely responsible for the payment of repairs to maintain all of the above items and shall replace any items beyond repair to the reasonable satisfaction of the Lessor, and Lessee will have ten (10) days from date of notice to make such repairs.  Air conditioner service, at Lessee’s sole cost and expense, is to be provided by yearly contract with an air conditioning service firm reasonably acceptable to Lessor.  Lessee shall maintain and replace as needed all plate glass.  Lessor shall only be required to maintain the structural components of the Premises and Building and the Common Areas of the Building (i.e. roof, roof membrane, walls, columns, etc.) unless otherwise damaged by the Lessee.  Except as set forth in the preceding sentence, Lessor shall have no maintenance obligation with respect to the Premises. Lessee shall not be responsible for maintaining the Common Areas of the Building and unless Lessee’s negligence, results in any damage to or destruction of the Common Areas, Lessee shall not be liable for same.

13.           Subordination Agreement.  This Lease shall be subject and subordinate to all underlying mortgages which may now or hereafter affect the real property of which the Premises form a part, and also to all renewals, modifications, consolidations and replacements of said mortgages.  Although no instrument or act on the part of the Lessee shall be necessary to effectuate such subordination, Lessee will, nevertheless, execute and deliver such further instruments confirming such subordination of this Lease as may be desired by the holders of said mortgages. Lessee hereby appoints Lessor attorney_in_fact, irrevocably, to execute and deliver any such instruments for Lessee.  If the holder(s) of said mortgage(s) shall come into possession of the Premises or shall become the owner(s) of the Premises, Lessee shall attorn to said party.  In exchange, Lessor shall use his best faith effort to obtain a nondisturbance agreement from the then current mortgagee(s).

14.           Noise/Odors Nuisances.  Lessee will not use the interior and/or exterior portion of the Premises so as to cause unreasonable noise, noxious odors, accumulation of waste and garbage, vibrations from machinery or any other disturbance or nuisance which may create undue annoyance or hardship to another tenant of the Lessor, and/or damage or impairment to Lessor’s property.  Lessee shall not do or suffer anything to be done on the Premises which will increase the rate of fire insurance on the Building or abandon the Premises or suffer the Premises to become vacant or deserted.

15.           Sign.  Lessee must obtain approval from Lessor prior to erecting any signs, which approval may  be unreasonably withheld or delayed.  Lessor may, at its option, order and have the signs installed from one source, same to be at the expense of the Lessee.  No painting of signs shall be permitted directly to the masonry.  Lessee fully understands that the Lessor may remove, without notice, any signs in violation of this Lease.  At the termination of this Lease, at Lessee’s sole expense, Lessee shall remove all signs and restore the Building’s masonry paint to its original state.  At Lessee’s expense Lessee will be required to have a directory sign.  Lessor hereby approves the sign set forth on Exhibit “D” attached hereto.

16.           Liens.  Should any mechanic’s or other liens be filed against the Premises or any part thereof for any reason whatsoever by reason of Lessee’s acts or omissions or because of a claim against Lessee, Lessee shall cause the same to be cancelled and discharged of record by bond or otherwise within fifteen (15) days after notice by Lessor.

17.           Entry.  Lessor, in circumstances of non emergency and with at least 24 hours notice, shall have the right to enter the Premises during all reasonable hours, to examine, make repairs, alterations, etc., as may be deemed necessary.  Lessor in his sole judgement, may enter the Premises at any time and by any means if there is an emergency within the Premises.  No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Lessee, nor any changes be made in the existing locks or the mechanism thereof unless Lessee shall simultaneously therewith give keys to the same to Lessor.  If Lessee shall make any modifications such as welding plates or changes to doors or windows, Lessee will be responsible to replace doors or windows at Lessee’s expense.

18.           Lessee’s Default.

a.	All rights and remedies of Lessor herein enumerated shall be cumulative, and none shall exclude any other rights or remedies allowed by law or in equity. The occurrence of any of the

b.
following shall constitute an “Event of Default” under this Lease by Lessee: (i) Lessee shall fail to make payment of any monthly installment of Base Rent, Additional Rent, or any other charges hereunder in the amount as herein provided within three (3) days from the date any such payment is due; (ii) Lessee shall violate or fail to perform any of the other terms, covenants or conditions herein made by Lessee, and such violation or failure shall continue for a period of thirty (30) days after written notice thereof to Lessee by Lessor or, if such violation or failure shall reasonably require longer than thirty (30) days to cure, if Lessee shall fail to commence to cure same within thirty (30) days after receipt of notice thereof and continuously prosecute the curing of the same to completion with due diligence; (iii) Lessee shall make a general assignment for the benefit of its creditors or shall file or have filed involuntarily against Lessee, a petition for bankruptcy or other reorganization, liquidation, dissolution or similar relief; (iv) a proceeding is filed against Lessee seeking any relief mentioned in (iii) above and said proceeding is not discharged within forty-five (45) days of the filing thereof; (v) a trustee, receiver or liquidator shall be appointed for Lessee on a substantial part of its property; or (vi) Lessee shall mortgage, assign or otherwise encumber its leasehold interest other than as specifically permitted under this Lease.

c.	Notwithstanding the aforementioned, Lessor, in its sole discretion, may, at any time after Lessee’s default or violation of any term, covenant or condition contained herein:

i.
Declare the entire balance of all forms of Base Rent and additional rent due under this Lease for the remainder of the term of this Lease to be due and payable and may collect the then present value of the same (calculated using a discount equal to the yield then obtainable from the United States Treasury Bill or Note with a maturity date closest to the date of expiration of the Term) by distress or otherwise;

ii.	Apply the Deposit against the balance of all forms of Base Rent and Additional Rent due under this Lease;

iii.	Terminate Lessee’s right to occupy the Premises;

iv.
Enter the Premises and re-let the same or any part of the Premises in the name of Lessor, or otherwise, as Lessee’s agent, for a term shorter or longer than the balance of the term of this Lease, and may grant concessions or free rent in connection therewith, thereby terminating Lessee’s right to possess the Premises, without terminating Lessee’s obligations to pay the entire balance of all forms of Base Rent and Additional Rent for the remainder of the term of this Lease, plus repairs and expenses (including, but not limited to, the expenses of obtaining possession, brokerage expenses, Lessee work modifications, legal fees, and decorating expenses) in connection therewith.  Lessor shall have no obligation to re-let the Premises, and its failure to do so, or failure to collect rent on re-letting, shall not affect Lessee’s liability under this Lease.  In no event shall Lessee be entitled to a credit or repayment for re-rental income which is payable by Lessee under this Lease or which covers a period after the original term of this Lease; and/or

v.	Terminate this Lease and any right of renewal and retake possession of the Premises.

d.
Any and all property which may be removed from the Premises by Lessor, pursuant to the authority of this Lease or of law, to which Lessee is or may be entitled, may be handled, removed or stored by Lessor at the sole risk, cost and expense of Lessee, and Lessor shall in no event be responsible for the value, preservation or safekeeping thereof.  Lessee shall pay to Lessor, upon demand, any and all expenses incurred in such removal and all storage charges against such property. Any such property of Lessee not removed from the Premises or retaken from storage by Lessee within thirty (30) days after the end of the term of this Lease or of Lessee’s right to possession of the Premises, however terminated, shall be conclusively deemed to have been forever abandoned by Lessee and may either be retained by Lessor as its property or may be disposed of in such manner as Lessor may see fit in its sole discretion.

e.
Lessee agrees, that if it shall at any time, fail to make any payment or perform any other act on its part to be made or performed under this Lease, Lessor may, but shall not be obligated to, and after reasonable notice or demand and without waiving, or releasing Lessee from any obligation under this Lease, make such payment or perform such other act to the extent Lessor, in its sole discretion, may deem desirable, and in connection therewith, to pay expenses and employ counsel.  All sums so paid by Lessor and all expenses in connection therewith, together with interest thereon at the highest rate of interest per annum allowed by law from the date of payment, shall be deemed Additional Rent hereunder and payable at the time of the next installment of Rent thereafter becoming due and Lessor shall have the same rights and remedies for the non-payment thereof, or of any other Additional Rent, as in the case of default in the payment of Rent.

f.
Notwithstanding anything to the contrary contained herein, if Lessor elects to terminate this Lease as a result of any of the contingencies specified in this Section, Lessor shall forthwith, upon such termination, be immediately entitled to recover as damages, and not as a penalty, an amount equal to the Base Rent and Additional Rent provided in this Lease for the residue of the term of this Lease (the “Term”).

g.
If any of Lessee’s checks for Rent are dishonored by Lessee’s bank, the amount due shall be deemed a Late Charge and treated accordingly.  In addition thereto, Lessee shall pay to Lessor a service charge covering administrative expenses relating hereto in the amount of One Hundred Dollars ($100.00) per such check.  If during the Term more than two (2) of Lessee’s checks are so dishonored by Lessee’s bank, then Lessor, in its sole discretion, may require all future Rent of Lessee to be paid by cashiers check or money order only.

h.
In addition to the Late Charge, any payments required to be made by Lessee under the provisions of this Lease not made by Lessee when and as due shall, from the date when the particular amount became due to the date of payment thereof to Lessor, bear interest at the rate of eighteen percent (18%) per annum or the maximum lawful rate of interest allowed by law (whichever is lower).  Notwithstanding anything to the contrary in this Lease, Lessee does not intend or expect to pay, nor does Lessor expect to charge, accept, or collect any Rent, Late Charge or interest which collectively would be greater than the highest legal rate of interest which may be charged under the laws of the State of Florida.

i.
In the event of a breach or threatened breach by Lessee of any of the terms, covenants and conditions of this Lease, Lessor shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for.  Mention in this Lease of any particular remedy shall not preclude Lessor from any other remedy, in law or in equity.  Lessee hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Lessee’s being evicted or dispossessed for any cause, or in the event of Lessor’s obtaining possession of the Premises, by reason of the violation by Lessee of any of the terms, covenants or conditions of this Lease or otherwise; and further expressly waives service of any notice of Lessor’s intention to re-enter.  Notwithstanding the aforementioned, Lessee shall pay all and singular the costs, charges, expenses, and attorneys’ fees, reasonably incurred or paid at any time by Lessor, including initial collection efforts and continuing through all litigation, appeals and any post-judgment execution efforts until fully satisfied, because of the failure of Lessee to perform, comply with and abide by each and every of the terms, covenants and conditions of this Lease.

19.           Condemnation.  In the event the whole or any part of the Building, shall be lawfully condemned or taken in any manner for public use, the Lessor may at its option, terminate the estate hereby granted from the time the title to or right to possession of said Premises shall vest in or be taken by public authority, and the Lessor shall be entitled to any and all income rent awards or any interest therein whatsoever which may be paid or made in connection with such public use.

20.           Rules and Regulations.  Lessee shall observe and comply with all rules and regulations hereunder set forth and with such further reasonable rules and regulations as Lessor may prescribe, on written notice to Lessee, for the safety, care and cleanliness of the Building and the comfort, quiet and convenience of other occupants of the Building.  No such further rules and/or regulations shall increase Lessee’s obligations or diminish its rights under the Lease.

Lessee, at its own cost and expense shall properly observe and comply with all present and future laws, ordinances, requirements, orders, directives, rules and regulations of all governmental authorities affecting the Lessee’s use of the Leased Premises, including but not limited to making non-structural modifications to the Leased Premises to comply with any state or federal laws or regulations affecting the accessibility of the Leased Premises for disabled persons.

21.           Breach.  If Lessee breaches any covenant or condition of this Lease, Lessor may on  thirty (30) days prior notice to Lessee (except that no notice need be given in case of emergency), cure such breach at the expense of Lessee and the reasonable amount of all expenses, including attorney’s fees, incurred by Lessor in doing so (whether paid by Lessor or not) shall be deemed additional rent payable on demand.

22.           Service.  Interruption or curtailment of any service maintained in the Building if caused by strikes, mechanical difficulties, or any causes beyond Lessor’s control whether similar or dissimilar to those enumerated, shall not entitle Lessee to any claim against Lessor or to any abatement in rent, nor shall the same constitute constructive or partial eviction.

23.           Right to Show.  Lessor may show the Premises to prospective purchasers and mortgagees and, during the six months prior to termination of this Lease, to prospective tenants, during business hours upon reasonable notice to Lessee and keep upon the doors or windows of the demised Premises a notice for rent at any time within five months of the expiration of this Lease.

24.           Brokerage Commission.  Lessor and Lessee represents and warrants to each other that they have not dealt with, discussed or negotiated with any broker exceptSperry Van Ness / Butters & Butters, in connection with this transaction, nor has any broker advised them of the availability of the subject property for lease except Sperry Van Ness/ Butters&Butters.  Each party does hereby agree to indemnify and hold the other harmless from and against any and all claims, demands or causes of action, or other liability arising from or pertaining to any brokerage commission, fee, costs or other expenses (including any attorney’s fees and expenses) which either party may incur or become liable for in the event that the foregoing warranty and representation is found to be incorrect.

25.           Parking.   Lessor reserves the right to impose restrictions on all parking areas which it may deem necessary to promote the common interests of all tenants, including the right to restrict or prohibit the parking of automobiles of the Lessee and its employees.

26.           Intentionally omitted

27.           Holdover.  In the event Lessee remains in possession of the Premises after the expiration of this Lease, Lessee shall be deemed to be a tenant from month to month and shall be subject to all conditions, provisions and obligations of this Lease, except that the monthly Base Rent shall be one hundred fifty percent (150%) of the monthly rental set forth in Article 3.

28.           Severability. If any provision of this Lease is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Lease shall remain in full force and effect and shall be liberally construed in favor of Lessor in order to effect the provisions of this Lease. This Lease shall be construed in accordance with the laws of the State of Florida.

29.           Construction.  Lessor will permit Lessee and its agents or contractors to enter the Premises prior to the day specified for commencement of the term of the Lease, for decorative work while Lessor’s contractors are working the space, conditioned upon Lessee’s workmen and mechanics working in harmony with, and not interfering with, Lessor’s or any other Lessee’s mechanics or contractors. If there is disharmony or interference, this license may be withdrawn by Lessor immediately. Such entry shall be deemed to be under all the terms, covenants, provisions and conditions of said Lease except as to the covenant to pay rent.

30.           Representations.  Lessor has made no representations or promises to Lessee, except as contained herein.

31.           Quiet Enjoyment.  Lessor covenants that if and so long as Lessee pays the Rent and performs the covenants hereof, Lessee shall peaceably and quietly have, hold and enjoy the Premises for the term herein mentioned, subject to the provisions of this Lease.

32.           Estoppel.  Lessee shall from time to time, upon not less than ten (10) days prior written request by Lessor, execute, acknowledge and deliver to Lessor a written statement certifying that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified, listing the instruments of modification), the dates to which the rent and other charges have been paid, and whether or not to the best of Lessee’s knowledge, Lessor is in default hereunder (and if so, specifying the nature of the default), it being intended that any such statement delivered pursuant to this article may be relied upon by a prospective purchaser of Lessor’s interest or mortgagee of Lessor’s interest or assignee of any mortgage upon Lessor’s interest in the Building.

33.           Paragraph Titles.  The paragraph titles in this Lease are included for the convenience only and shall not be taken into consideration in any construction or interpretation of this Lease or any of its provisions.

34.           Heirs/Assigns. The provisions of this Lease shall apply to bind and inure to the benefit of Lessor and Lessee, and their respective successors, and legal representatives and assigns, It being understood that the term “Lessor” as used in this Lease means only the owner, or the mortgagee in possession, so that in the event of any sale or sales of the Building or of any lease thereof or if the mortgagee shall take possession of the Premises, the Lessor named herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder accruing thereafter, and it shall be deemed without further agreement that the purchaser, the lessee or the mortgagee in possession has assumed and agreed to carry out any and all covenants and obligations of Lessor hereunder.

35.           Intentionally deleted.

36.       Notices.  Any notice by either party to the other shall be in writing and shall be deemed to be duly given only if delivered personally or mailed by registered, nationally recognized over-night mail carrier, or certified mail, return receipt requested, in a postage prepaid envelope addressed, if to Lessor at Lessor’s address first above set forth, or at such other addresses as Lessee or Lessor, respectively, may designate in writing and if to Lessee, at the addresses listed below. Notice shall be deemed to have been duly given if delivered personally, upon delivery thereof, and if mailed, by overnight, upon the next day after mail, upon the third (3rd) day after the mail thereof.

Lessee’s Address:
5307 NW 35th Terrace
Ft Lauderdale FL.33309

37.           Hazardous Waste.

a.           Lessee represents and warrants to Lessor that Lessee’s use and activities on the Premises shall be conducted in compliance with all applicable environmental ordinances, rules, regulations, statutes, orders, and laws of all local, state, or federal agencies or bodies with jurisdiction over the Premises or the activities conducted on the Premises (hereinafter collectively referred to as the “Environmental Laws”).  In the event any of Lessee’s activities require the use of “hazardous” or “toxic” substances, as such terms are defined by any of the Environmental Laws, then Lessee represents and warrants to Lessor that Lessee has received all permits and approvals required under the Environmental Laws with respect to such toxic or hazardous substances.  Lessee covenants and agrees to maintain the Premises in a “clean” condition during the term of this Lease, as extended or renewed.  As used in this paragraph, the term “clean” shall mean that the Premises are in complete compliance with the standards set forth under the Environmental Laws and any standards set forth in this Lease.

b.           In the event Lessee breaches any of its representations, warranties, or covenants and agreements contained in this paragraph or fails to notify Lessor of the release of any hazardous or toxic substances from the Premises, then such breach or failure to notify shall be deemed a default under this Lease and Lessor shall have all rights and remedies available to it, including, but not limited to, the right to terminate this Lease or initiate a clean-up of the Premises, in which case Lessor shall be reimbursed by Lessee for, and indemnified by Lessee from, any and all costs, expenses, losses, and liabilities incurred in connection with such clean-up of the Premises (including all reasonable attorneys’ and paralegals’ fees  at trial and all appellate levels) by Lessee.  In the alternative, Lessor may require Lessee to clean-up the Premises and to fully indemnify and hold Lessor harmless from any and all losses, liabilities, expenses (including but not limited to reasonable attorneys’ and paralegals’ fees at trial and all appellate levels), and costs incurred by Lessor in connection with Lessee’s clean-up action.  Notwithstanding anything herein, Lessee agrees to pay, and shall indemnify Lessor from and against, any and all losses, claims, liabilities, costs, and expenses (including reasonable attorneys’ and paralegals’ fees at trial and all appellate levels) incurred by Lessor as a result of any breach by Lessee of this paragraph, and/or as a result of any contamination of the Premises due to Lessee’s use of hazardous or toxic substances on the Premises.

c.           Lessee’s obligations and liabilities under this entire clause 37 shall survive the expiration of this Lease.

38.           Improvements By Lessor. Lessor at his sole cost and expense shall perform the work described on [Exhibit “B.”]

39.           Acceptance of Partial Payments.  The receipt of any Rent, or any portion thereof, whether specifically reserved or payable under any of the covenants herein contained, or any portion thereof, after default on the part of the Lessee (whether such rent is due before or after such default) shall not be deemed to operate as a waiver of the right of Lessor to enforce the payment of any Rent herein reserved or to declare a forfeiture of this Lease and to recover the possession of the Premises as provided in this Lease.

40.           Condition of Premises.  Except as otherwise provided herein, Lessor has made no representation or promise as to the condition of the Premises and Lessor shall not perform any alterations, additions, or improvements in order to make the Premises suitable for Lessee. Lessee has inspected the Premises, is fully familiar with the physical condition thereof, and shall accept the Premises “as is”. Lessor shall not be liable for any latent or patent defect in the Premises.

41.           Bankruptcy.  Without limiting any of the provisions of Paragraph 6 hereof, if pursuant to the Bankruptcy Code of 1978, as the same may be amended, Lessee is permitted to assign this Lease in disregard of the restrictions contained in Paragraph 6 hereof, Lessee agrees that adequate assurance of future performance by the assignee permitted under such Code shall mean the deposit of cash security with Lessor in an amount equal to the sum of all Rent payable under this Lease for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Lessor, without interest, for the balance of the term as security for the full and faithful performance of all of the obligations under this Lease on the part of Lessee yet to be performed. If Lessee receives or is to receive any valuable consideration for such an assignment of this Lease, such consideration, after deducting therefrom (i) the brokerage commissions, if any, and other expenses reasonably incurred by Lessee for such assignment and (ii) any portion of such consideration reasonably designated by the assignee as paid for the purchase of Lessee’s property in the Premises, shall be and become the sole exclusive property of Lessor and shall be paid over to Lessor directly by such assignee. In addition, adequate assurance shall mean that any such assignee of this Lease shall have a net worth exclusive of good will equal to at least fifteen times the sum of all annual rent and additional rent payable under this Lease for the calendar year preceding the year in which such assignment is intended to become effective.

42.           Lessor’s Liability.  Lessee agrees to look solely to Lessor’s estate and interest in the Premises for the satisfaction of any right or remedy of Lessee hereunder, or for the collection of any judgment (or other judicial process) requiring the payment of money by Lessor, and no other property or assets of Lessor or its principals shall be subject to levy, execution, or other enforcement procedure for the satisfaction of Lessee’s rights or remedies hereunder, or with respect to this Lease, the relationship of Lessor and Lessee hereunder, Lessee’s use and occupancy of the Premises, or any other liability of Lessor to Lessee, of whatever kind or nature.

43.           Additional Rent.  Whenever Lessee shall fail to pay any charge or payment hereunder which is labeled “additional rent,” Lessor may resort to any of the remedies available to it hereunder for the nonpayment of rent in order to collect the same. All amounts paid to Lessor as additional rent hereunder shall be subject to Florida sales tax.

44.           Radon Gas. Florida Law requires the inclusion of the following notification in connection generally with any Florida real estate transaction involving the occupancy of a building: “RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.”

45.           Security. Lessee has deposited with Lessor the sum of $13,160.00 as security for the full and faithful performance by the Lessee of all the covenants and provisions of this Lease. Such sum shall be returned to Lessee upon the expiration of this Lease provided Lessee has fully and faithfully carried out all of its terms, less any sums due Lessor through any breach or default of Lessee including, but not limited to, any sum Lessor may be required to expend as a result of any damage to the Premises.

46.           Utilities.  Lessor shall not be required to pay any fees, costs, or expenses associated with the use of any facilities or services of any kind whatsoever such as, but not limited to, water, sewers, telephone, refuse removal, or electricity, all of which shall be the responsibility of Lessee, at its sole cost and expense.

47.           Liens.  Notwithstanding any provision of this Lease to the contrary, Lessee shall never, under any circumstances, have the power to subject the interest of Lessor in the Premises or Building to any mechanics’ or materialmen’s liens or liens of any kind nor shall any provision in this Lease ever be construed as empowering Lessee to encumber or cause Lessee to encumber the title or interest of Lessor in the Premises or Building.  In order to comply with the provisions of Section 713.10 Florida Statutes, it is specifically provided that neither Lessee nor anyone claiming by, through or under Lessee, including but not limited to contractors, subcontractors, materialmen, mechanics and laborers, shall have any right to file or place any kind of lien whatsoever upon the Premises or Building or any improvement thereon, and any such liens are specifically prohibited.  All parties with whom Lessee may deal are put on notice that Lessee has no power to subject Lessor’s interest to any claim or lien of any kind or character, and all such persons so dealing with Lessee must look solely to the credit of Lessee, and not to Lessor’s interest or assets.  Lessee shall put all such parties with whom Lessee may deal on notice of the terms of this Section.  If at any time a lien or encumbrance is filed against the Premises or Building as a result of Lessee’s work, materials or obligations, Lessee shall promptly discharge said lien or encumbrance, and if said lien or encumbrance has not been removed within ten (10) days from the date it is filed, Lessee agrees to deposit with Lessor cash in an amount equal to one hundred fifty percent (150%) of the amount of any such lien or encumbrance, to be held by Lessor (without interest to Lessee, except as may be required by law) until any such lien or encumbrance is discharged.

48.           Attorneys’ Fees.  If either party herein brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, on trial or appeal, shall be entitled to its costs and reasonable attorney’s fees, including all appeals from the non-prevailing party.

49.           Lessor’s Default.  Should Lessor be in default under any of the terms, covenants or conditions of this Lease, Lessee shall give Lessor prompt written notice thereof, and Lessee shall allow Lessor a reasonable length of time in which to cure such default, which time shall not, in any event be less than thirty (30) days from the date of Lessor’s receipt of such notice.  If the default cannot be cured within such thirty (30) days, no event of default shall be deemed to have occurred so long as Lessor shall commence the curing of such default within the thirty (30) day period and shall thereafter diligently continue the curing of same.  In the event Lessor fails to cure any such default within the period prescribed in this Section, or fails to diligently cure any such default, then, after written notice from Lessee to Lessor, Lessee may perform any such obligations of Lessor.

50.
JURY WAIVER; COUNTERCLAIMS.  LESSOR AND LESSEE HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH (i) THIS LEASE, (ii) THE RELATIONSHIP OF LESSOR AND LESSEE, (iii) LESSEE’S USE OR OCCUPANCY OF THE PREMISES OR (iv) THE RIGHT TO ANY STATUTORY RELIEF OR REMEDY.  LESSEE AGREES THAT IT SHALL NOT INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY SUMMARY PROCEEDING BROUGHT AGAINST LESSEE BY LESSOR TO OBTAIN POSSESSION OF THE PREMISES.  THIS WAIVER IS MADE KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY BY LESSEE.  LESSEE FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.  THIS PROVISIONS IS A MATERIAL INDUCEMENT TO LESSOR IN AGREEING TO ENTER INTO THIS LEASE.  LESSEE ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF

THIS WAIVER PROVISIONS AND AS EVIDENCE OF THIS FACT SIGNS IT INITIALS OR THE INITIALS OF ITS DULY AUTHORIZED REPRESENTATIVE IN THE SPACE IMMEDIATELY BELOW.

IN WITNESS WHEREOF, the parties hereto set their hands and seals on the day and year first above written.

WITNESSES:	LESSOR:

By: /s/ David Butters	By: /s/ S. Butters

Name: David Butters	Name: S. Butters
As to Lessor	Title: Mgr.

WITNESSES:	LESSEE:

/s/ Allan L. Schwartz	By: /s/ Linda B. Grable

Allan L. Schwartz	Name: Linda B. Grable
As to Lessee	Title: CEO & COB

LIST OF EXHIBITS

Exhibit “A”                                Description of Premises

Exhibit “B”                                Lessor’s Improvements

Exhibit “C”                                Rent Schedule

Exhibit “D”                                Directory Sign

EXHIBIT “A”

Description of Premises

9,870 Sq Ft Office Warehouse

EXHIBIT “B”

Lessor’s Improvements

Office Area:  Touch up paint any walls or rooms as needed, carpet all offices in front office area.

Reception Area:  Keep existing counter, clean ceramic tiles in foyer area, remove blinds, replace damaged ceiling tiles.

Closet:  New carpet & repaint

Office Bathroom: Clean up tiles and confirm that new sink and toilette was previously installed

Conference Room: Remove Cabinets

Warehouse Area:

Discard wood shelf in warehouse back room

Create new offices as drawn on plan attached to lease no ceilings

Clean tiles in bathroom

Cap floor and carpet room next to kitchen

EXHIBIT “C”

Rent Schedule

MONTH	BASE RENT	C.A.M	SALES TAX	TOTAL

1 TO 12	$6,580.00	$3,084.37	$579.86	$10,244.23

13 TO 24	$6,810.30	*T.B.D	T.B.D	T.B.D

25 TO 36	$7,048.66	T.B.D	T.B.D	T.B.D

37 TO 48	$7,295.36	T.B.D	T.B.D	T.B.D

49 to 61	$7,550.69	T.B.D	T.B.D	T.B.D

*T.B.D. TO BE DETERMINED

EXHIBIT “D”

Directory Sign

Tenant may install sign on building over leased space.

Plan must be permitted and approved by city regulators, ad copies of said documents provided to landlord for final approval.

FIRST AMENDMENT

THIS FIRST AMENDMENT, entered into this 2nd day of June, 2008 by and between Ft Lauderdale Business Plaza Associates (hereinafter referred to as “LESSOR”) and Imaging Diagnostic Systems (hereinafter referred to as “LESSEE’).

WHEREAS, LESSOR and LESSEE have entered into a certain Agreement of Lease, copy of which is attached hereto  (hereinafter referred to as “Lease”) wherein LESSOR has leased to LESSEE that certain office/warehouse facility (“Premises”) situated at 5307 NW 35th Terrace in the City of Fort Lauderdale, State of Florida, as more particularly described in the Lease.

NOW THEREFORE, for a good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto do hereby agree to amend the Lease as follows:

1.  Article 12: Maintenance and Article 40: Condition of Premises    Specifically relating to the existing HVAC units.   It is hereby amended that during the term of the Lease including any options or extensions thereof, and provided that the Lessee is in good standing with the Lease and is current with an approved HVAC maintenance contract, that should any of the HVAC units fail and require repair service (parts and labor) that exceed $750, then the Landlord shall be responsible to pay the amount over $750 per unit per event.   Lessee is responsible for the first $750 per unit per event.  Should Lessor refuse to pay the amount over $750 per unit per event, then Lessee may make payment and deduct same from the following month’s rent.

All other terms and provisions of the Lease to remain in full force and effect.

IN WITNESS WHEREOF, LANDLORD and LESSEE have executed this Agreement as of the date first above written.

Witness to Lessee:	LESSEE: Imaging Diagnostic Systems

/s/ Allan L. Schwartz	By: /s/ Linda B. Grable
Allan L. Schwartz	CEO/COB
Print Name	Title

Witness to Lessee:	LESSEE: Ft. Lauderdale Business Plaza Associates

/s/ David Butters	By: /s/ S. Butters
David Butters	Mgr.
Print Name	Title